For immediate release: October 2, 2007

Coachmen earns best RVIA quality audit in company history

Coachmen RV Group's best-in-class quality is receiving third-party validation.  The Recreation Vehicle Industry Association (RVIA) completed its September quality audit of Coachmen's Indiana facilities and gave the RV manufacturer the best score it has ever received.

Members of RVIA are required to allow the industry association to conduct a number of quality audits each year.  During these inspections, auditors arrive unannounced with a checklist of more than 850 code requirements to examine.  Any code requirement not met by the manufacturer receives a deviation listing ranging from a Class A deviation (most severe) to a Class C deviation (least severe).

"We received a perfect score across the board with the exception of a single Class C deviation (least severe) in only one plant," said Michael R. Terlep, president of Coachmen RV Group.

"To date, our average audit results have improved 71 percent compared with 2006 averages.  This is not just a one-time improvement," Terlep added.

Another audit was conducted recently by Ford Motor Company to ensure Coachmen meets the minimum requirements of the Ford Quality Program. Coachmen scored 104 out of a possible 105 points.  Inspection Leader James Bartlett wrote on his final assessment: "Well done! It is clear that Coachmen's approach to Ford's QVM program, and quality in general, is positive, dynamic, and it is getting results."

Terlep said these two independent, third-party audits demonstrate that Coachmen RV Group is serious about delivering best-in-class quality!

RVIA research shows that “quality of the RV” (or lack of it) is the top consumer concern with the recreational vehicle industry.

"As part of our company's focus, we have empowered our employees to stop production to correct defects before an RV leaves the plant; we've implemented an incentive plan that rewards workers for measurable improvements in quality; and we've invested in new technology that is helping us achieve best-in-class quality," said Terlep.

Consumers are also recognizing Coachmen's quality efforts and focused product strategies. For the first half of 2007, Coachmen gained retail market share in almost every product category, according to Statistical Surveys, Inc.  Diesel sales are up 9.8 percent; Class Cs, up 14.8 percent; travel trailers, up 16.9 percent; and fifth wheels, up 4.3 percent.

“We have momentum, and this is only the beginning.  Coachmen is absolutely committed to providing best-in-class quality products and key indicators clearly suggest that we are.  From here, we just keep getting better,” said Terlep.

Coachmen Industries, Inc., through its prominent industry subsidiaries, is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings. The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH®, VIKING® and ADRENALINE™. Coachmen’s ALL AMERICAN HOMES® subsidiary is one of the nation’s largest producers of systems-built homes, and also a major builder of multi-family residential and commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ products. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, increased interest rates the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company’s markets, the impact of home values on housing demand, the impact of sub-prime lending on the availability of credit for the broader housing market, the ability of the Housing and Building Group to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, dependence on significant customers within certain product types, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

Contact:

Product Information:

Bill Martin

Marketing Manager

(574) 825-8225

bmartin@coachmen.com

Financial Information:

Jeffery A. Tryka, CFA

Director of Planning and Investor Relations

(574) 262-0123

jtryka@coachmen.com